Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this proxy statement/prospectus, which is referred to and made part of Amendment No. 1 to the Registration Statement (Form S-4  No. 333-207260) filed by Schlumberger Limited for the issuance of Schlumberger Limited common stock and to the incorporation by reference therein of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of Cameron International Corporation, and the effectiveness of internal control over financial reporting of Cameron International Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 13, 2015